Exhibit 99.1

Alteon	6 Campus Drive • Parsippany, NJ 07054 (201) 934-5000 • Fax: (201) 934-8880

FOR IMMEDIATE RELEASE	Contact:	Susan M. Pietropaolo Director, Corporate Communications & Investor Relations (201) 818-5537 dir. spietropaolo@alteon.com

Alteon Updates Investors on Alagebrium Development Status

—Alagebrium Preclinical Toxicity Tests Progressing; Company Intends to Perform
SPECTRA Clinical Trial Interim Analysis—

Parsippany, NJ, May 4, 2005 (Alteon, AMEX: ALT) – At the Rodman & Renshaw Techvest 2nd Annual Global Healthcare Conference today, Alteon President and Chief Executive Officer Kenneth I. Moch reported encouraging interim results from preclinical toxicity tests of alagebrium, the company’s lead A.G.E. Crosslink Breaker. Results thus far indicate that the liver alterations previously seen in rats, which led to the voluntary suspension of enrollment in the alagebrium clinical trials, are not caused by genotoxicity pathways, but may be a result of the male rat metabolism.

Mr. Moch also announced that Alteon intends to perform an interim analysis of the ongoing Phase 2b SPECTRA (Systolic Pressure Efficacy and Safety Trial of Alagebrium) trial of alagebrium in patients with uncontrolled systolic hypertension before resuming enrollment of new patients into this trial. By mid-year 2005, approximately two-thirds of the targeted 250 patients are expected to have completed SPECTRA.

“After careful consideration and discussion with our scientific advisors, Alteon has determined that it is prudent to undertake an interim analysis of SPECTRA,” said Mr. Moch. “The results of this analysis, together with the results of the preclinical toxicity tests currently under way, will guide Alteon in determining the next steps for resuming enrollment in this trial and the conditions under which such enrollment could resume. We are using an independent Data Review Committee to preserve the integrity of the final statistical analysis.”

“We remain enthusiastic about the compound’s potential,” Mr. Moch continued. “Alteon’s clinical team is actively working with our study sites in preparing to identify additional patients for our clinical trials, pending the toxicity findings and the SPECTRA interim analysis.”

The ongoing toxicity tests resulted from findings announced in December 2004 of a two-year preclinical carcinogenicity study indicating that male Sprague Dawley rats exposed to high doses of alagebrium over their natural lifetimes developed dose-related increases in liver cell alterations including hepatocarcinomas, and that the alteration rate was slightly over the expected background rate in this gender and species of rat. The company also initiated a series of preclinical experiments to explore the mechanism by which the liver alterations developed and their relevance to human exposure. In February 2005, as a precautionary measure, the company suspended enrollment of new patients into all ongoing clinical trials of alagebrium based on the initial results from one of the follow-on experiments that suggested the need for further preclinical testing. These more recent preclinical toxicity experiments, for which encouraging news is being announced today, are ongoing and are expected to be completed by mid-year. Decisions regarding resumption of enrollment of patients into the Phase 2 trials will be made at that time.

Mr. Moch further noted that the initial findings in male Sprague Dawley rats occurred at a low level and much later in the rat’s 2-year lifetime (~80 human equivalent years), and after long exposures (greater than 40 human equivalent years) of dosing. Additional experiments are being conducted to further explore the role of metabolic and cellular processes and any possible relationship to humans. To date, there is no relation of the findings to any potential human carcinogenic risk associated with alagebrium.

The ongoing testing is thus far consistent with previous evaluations of alagebrium. Earlier preclinical studies found no mutagenic or carcinogenic activity in either rats or mice. In addition, four key genotoxicity studies to help determine potential toxicities of alagebrium in man did not indicate any potential carcinogenic risk. Alteon has reviewed all of the cumulative human safety data and previous preclinical experience of alagebrium, and these data have not demonstrated a relationship to the two-year (lifetime) carcinogenicity study in rats.

The full webcast of Mr. Moch’s presentation can be accessed at the company website, www.alteon.com. In addition, Alteon will be holding an investor update conference call on May 11, 2005. Details will be announced.

About Alteon

Alteon is developing several new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-glucose complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway.

Alteon’s lead compound alagebrium chloride (formerly ALT-711), the only A.G.E. Crosslink Breaker in advanced human testing, has shown promising results in several Phase 2 trials and is being developed for systolic hypertension, heart failure and erectile dysfunction. Approximately 1,300 patients have been involved in alagebrium’s human clinical trials to date, of whom approximately 1,000 have received active compound. Clinical studies of alagebrium include the Phase 2b systolic hypertension trial, SPECTRA (Systolic Pressure Efficacy and Safety Trial of Alagebrium), the Phase 2a heart failure study, PEDESTAL (Patients with Impaired Ejection Fraction and Diastolic Dysfunction: Efficacy and Safety Trial of ALagebrium), the Phase 2a EMERALD study (Evaluation of Alagebrium in Erectile Dysfunction in Diabetic Males on PDE5 Inhibitors), as well as a fourth study exploring mechanism of action in endothelial dysfunction.

In February 2005, Alteon voluntarily and temporarily suspended enrollment of new patients into the company’s ongoing alagebrium clinical studies pending receipt of additional pre-clinical data, which are expected by mid-year 2005. The Company expects that decisions regarding resumption of enrollment will be made at that time.

For more detailed information about alagebrium, please visit the scientific publications section of the Alteon website, www.alteon.com.

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     Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon’s filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.